                                                                     Exhibit 1



                         SECURITIES PURCHASE AGREEMENT

                                  dated as of

                                November 4, 1993

                                  by and among

                               Westwood One, Inc.

                                      and

                             Infinity Network Inc.

                   _________________________________________


                              5,000,000 Shares of
                                  Common Stock
                                      and
                         Common Stock Purchase Warrants
                       to purchase up to an aggregate of
                              3,000,000 shares of
                                  Common Stock

                   _________________________________________

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
          Section 1        Purchase and Sale of the Securities . . . . . . . . . . . . . . . . .    2
                   1.1     Purchase and Sale of the Securities . . . . . . . . . . . . . . . . .    2
                   1.2     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                   1.3     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
          Section 2        Representations and Warranties of the Company . . . . . . . . . . . .    2
                   2.1     Organization; Articles and Bylaws . . . . . . . . . . . . . . . . . .    2
                   2.2     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                   2.3     Authorization and Enforceability  . . . . . . . . . . . . . . . . . .    3
                   2.4     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                   2.5     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                   2.6     No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                   2.7     Financial Statements and SEC Reports. . . . . . . . . . . . . . . . .    4
                   2.8     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . .    5
                   2.9     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . .    6
                   2.10    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                   2.11    Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . .    7
                   2.12    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .    7
                   2.13    Employment, Severance and Termination Agreements  . . . . . . . . . .    8
                   2.14    Environmental Laws and Regulations  . . . . . . . . . . . . . . . . .    8
                   2.15    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . .    9
                   2.16    Westinghouse Debt . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                   2.17    Bank Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   2.18    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   2.19    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          Section 3        Representations and Warranties of Purchaser . . . . . . . . . . . . .   10
                   3.1     Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   3.2     Authorization and Enforceability  . . . . . . . . . . . . . . . . . .   10
                   3.3     No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   3.4     Investment Intent . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   3.5     Unregistered Securities . . . . . . . . . . . . . . . . . . . . . . .   11
                   3.6     Status and Knowledge  . . . . . . . . . . . . . . . . . . . . . . . .   11
          Section 4        Conduct of Business Pending Closing . . . . . . . . . . . . . . . . .   11
                   4.1     Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   4.2     No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   4.3     No Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   4.4     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   4.5     Mortgages, Liens and Other Encumbrances . . . . . . . . . . . . . . .   12

                                                       TABLE OF CONTENTS


                                                                                                 Page
                                                                                                 ----
                  4.6     Waiver of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                  4.7     Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . .   12
                  4.8     Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . .   12
                  4.9     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                  4.10    Access by Infinity and the Purchaser  . . . . . . . . . . . . . . . .   12
                  4.11    Copies of Filings, Etc. . . . . . . . . . . . . . . . . . . . . . . .   13
                  4.12    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 5        Conditions Precedent to Purchaser's Obligations . . . . . . . . . . .   13
                  5.1     Accuracy of Representations and Warranties  . . . . . . . . . . . . .   14
                  5.2     Compliance with Securities Laws . . . . . . . . . . . . . . . . . . .   14
                  5.3     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                  5.4     Closing of Acquisition  . . . . . . . . . . . . . . . . . . . . . . .   14
                  5.5     Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . .   14
                  5.6     HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                  5.7     Certain Proceedings . . . . . . . . . . . . . . . . . . . . . . . . .   14
                  5.8     Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . .   14
         Section 6        Conditions Precedent to the Company's Obligations . . . . . . . . . .   15
                  6.1     Accuracy of Representations and Warranties  . . . . . . . . . . . . .   15
                  6.2     Reciprocal Conditions . . . . . . . . . . . . . . . . . . . . . . . .   15
                  6.3     Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . .   15
                  6.4     Closing of Acquisition  . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 7        Transfer Restrictions . . . . . . . . . . . . . . . . . . . . . . . .   15
                  7.1     No Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                  7.2     Legend Requirement  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 8        Survival; Indemnification . . . . . . . . . . . . . . . . . . . . . .   16
                  8.1     Survival of Representations and Warranties  . . . . . . . . . . . . .   16
                  8.2     General Indemnification . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 9        Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                  9.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                  9.2     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                  9.3     Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . .   19
                  9.4     Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . .   19
                  9.5     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                  9.6     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                  9.7     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

EXHIBIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -i-

                         SECURITIES PURCHASE AGREEMENT


                 THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is entered into as of November 4, 1993, by and between Westwood One, Inc., a Delaware corporation (the "Company"), and Infinity Network Inc., a Delaware corporation ("Purchaser").

                                R E C I T A L S

                 A. Pursuant to the terms of that certain Stock Purchase Agreement (the "Purchase Agreement") dated of even date herewith among Unistar Communications Group, Inc., a Delaware corporation ("UCG"), Unistar Radio Networks, Inc., a Delaware corporation and a wholly-owned subsidiary of UCG ("Unistar"), Infinity Broadcasting Corporation, a Delaware corporation and owner of all of the issued and outstanding stock of the Purchaser ("Infinity"), and the Company, the Company agreed to acquire the stock of Unistar (the "Acquisition"). The consummation of the transactions contemplated by this Agreement is a condition to the obligations of the Company, UCG and Infinity under the Purchase Agreement.

                 B. In connection with the Acquisition, the Company and Infinity will enter into a Management Agreement (the "Management Agreement") pursuant to which Infinity will manage the business and operations of the Company (including the business and operations acquired pursuant to the Acquisition), subject to the terms and conditions thereof.

                 C. Accordingly, in order to facilitate the consummation of the Acquisition, the Company wishes to sell to Purchaser, and Purchaser desires to purchase from the Company, upon the terms and conditions set forth herein, 5,000,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and a common stock purchase warrant to purchase up to an aggregate of 3,000,000 shares of Common Stock at a per share exercise price of $3.00, substantially in the form of Exhibit A attached hereto (the "Warrant"). The Shares and the Warrant are sometimes referred to herein as the "Securities."


                               A G R E E M E N T

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Section 1
                      Purchase and Sale of the Securities

                 1.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions contained herein and in reliance on the representations and warranties contained herein, Purchaser agrees to purchase the Securities from the Company and the Company agrees to sell the Securities to Purchaser.

                 1.2 Purchase Price. The aggregate purchase price for the Shares and the Warrant shall be $15,000,000.

                 1.3 Closing. The closing of the sale of the Securities (the "Closing") shall occur concurrent with the closing of the Acquisition at the location of such Acquisition closing. The date of the Closing is sometimes herein referred to as the "Closing Date." At the Closing, (a) the Company shall deliver to Purchaser a stock certificate registered in Purchaser's name evidencing the Shares and an executed Warrant (for delivery by the Purchaser to Infinity or its designated affiliate), and (b) Purchaser shall deliver the purchase price specified in Section 1.2 to the Company by a wire transfer of same day funds.


                                   Section 2
                 Representations and Warranties of the Company

                 The Company represents and warrants to Purchaser as follows:

                 2.1 Organization; Articles and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as currently conducted, to own and hold its properties, to enter into this Agreement and the Purchase Agreement, the Management Agreement, the Registration Rights Agreement attached as Exhibit E to the Purchase Agreement, the Voting Agreement attached as Exhibit D to the Purchase Agreement and the Warrant (collectively, the "Other Agreements"), to offer, sell and issue the Securities and to carry out and otherwise perform its obligations hereunder and thereunder. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in all other jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for such jurisdictions wherein the failure to be so qualified would not materially and adversely affect the Company.

                 2.2      Capitalization.

                          (a)     The total authorized capital stock of the
Company consists of 117,000,000 shares of Common Stock, 3,000,000 shares of Class B Stock, par value $.01 per share (the "Class B Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is 14,748,624 shares of Common Stock and 351,733 shares of Class B Stock. Immediately following the Closing, all of the issued and outstanding shares of Common Stock, including, without limitation, the Shares, and of Class B Stock will be duly authorized and validly issued, fully paid and nonassessable and free of any preemptive or other similar rights to subscribe for or to purchase any shares of capital stock of the Company. Immediately following the Closing, the Purchaser will receive the Shares free and clear of any claims, liens, rights, restrictions, security interests or encumbrances of any kind, other than liens or encumbrances imposed as a result of actions of Purchaser. Except as contemplated by the Acquisition and the transactions contemplated thereby, or by this Agreement and the Warrant, and except as described in the Company's Annual Report to the Securities and Exchange Commission (the "Commission") on Form 10-K for the year ended November 30, 1992 (the "1992 10-K"), or as shown on Schedule 2.2, there are (i) no outstanding securities or obligations of the Company convertible or exchangeable into any equity securities of the Company,
(ii) no outstanding subscriptions, warrants, rights, options, contracts, calls, commitments, agreements or arrangements of any kind whatsoever to subscribe for or purchase, or obligations to issue, any such equity securities or any such convertible or exchangeable securities or obligations and (iii) no voting trusts or other agreements or undertakings to which the Company or Norman J. Pattiz is a party with respect to the voting of the capital stock of the Company other than the Voting Agreement. No person has any preemptive or similar rights with respect to any issuance of equity securities by the Company. Except as set forth on Schedule 2.2, the Company is not a party to any agreement that grants any person demand or piggyback registration rights with respect to any securities of the Company.

                          (b)     When the Warrant is exercised in whole or in
part, the shares of Common Stock issued on exercise of the Warrant pursuant to the terms thereof will be duly authorized and validly issued, fully paid and non-assessable, and Purchaser will receive those shares of Common Stock free and clear of any liens or encumbrances, other than liens or encumbrances imposed as a result of actions of Purchaser.

                 2.3 Authorization and Enforceability. The execution and delivery of this Agreement and the Other Agreements by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the

Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Other Agreements or the transactions contemplated hereby or thereby, other than the approval thereof by the stockholders of the Company as provided in Section 5.8 of the Purchase Agreement (which approval is a condition to the obligations of the Company hereunder and under the Purchase Agreement). This Agreement and the Stock Purchase Agreement constitute, and the other Other Agreements shall upon execution and delivery by the Company at the Closing constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                 2.4 Litigation. There are no actions, suits or other legal proceedings pending or, to the best knowledge of the Company, threatened, against the Company that might have a material adverse effect on the Company, or which might seek to restrain, enjoin, prevent or hinder the Company from performing its obligations under this Agreement or any of the Other Agreements, or the consummation of the transactions contemplated hereby or thereby.

                 2.5 Consents. All consents, qualifications, orders, approvals or authorizations of, or filings with, any governmental authority required in connection with the Company's execution, delivery and performance of this Agreement and the Other Agreements, the offer, sale and issuance of the Securities by the Company and the consummation of any other transaction contemplated on the part of the Company hereby and by the Other Agreements, have been duly obtained and are currently effective.

                 2.6 No Conflicts. Neither the execution of this Agreement or any of the Other Agreements, nor the offer, sale and issuance of the Securities or the performance by the Company of the transactions contemplated hereby or thereby, will conflict with the terms of, or accelerate the vesting or payment of any obligation under, (a) the Company's Certificate of Incorporation or Bylaws or (b) any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company is subject.

                 2.7 Financial Statements and SEC Reports. The Company has filed with the Commission all reports and documents required to be so filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of all periods subsequent to November 30, 1992, all of which have complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The Company has delivered to Purchaser true and correct copies of
(a) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991 and the fiscal year ended November 30, 1992 (the "1992 10-K"), (b) the

Company's quarterly reports on Form 10-Q for the periods ended February 28, 1993, May 31, 1993 and August 31, 1993, (c) the Company's proxy statements relating to all meetings of its stockholders held during 1991, 1992 and 1993, and (d) all other reports and other documents filed by the Company with the Commission pursuant to the Exchange Act since November 30, 1992 (collectively, the "SEC Filings"). As of their respective dates of filing, the SEC Filings did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, (i) the financial statements contained in the 1992 10-K (including the notes thereto) were prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise stated in the report of Price Waterhouse, independent accountants to the Company, dated February 15, 1993) and fairly present the consolidated financial condition of the Company and its subsidiaries, and the consolidated results of operations of the Company and its subsidiaries, at the dates, and for the periods, to which they relate, and (ii) the financial information contained in the Company's quarterly reports on Form 10-Q for the periods ended February 28, 1993, May 31, 1993 and August 31, 1993 has been derived from consolidated financial statements of the Company and its subsidiaries which were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the manner in which they were applied in preparing the financial statements included in the 1992 10-K, and fairly present the consolidated financial condition, and consolidated results of operations, of the Company and its subsidiaries at the dates, and for the periods, to which they relate, subject to condensation, the absence of notes thereto and normal year-end adjustments.

                 2.8 Absence of Certain Changes. Since August 31, 1993, there has not occurred: (a) any material adverse change in the Company or its financial condition, results of operations, properties or assets; (b) any sale or other disposition of any assets of the Company, other than sales or dispositions made in the ordinary course of business and consistent with prior practice and other than sales or dispositions of assets being held for sale as of August 31, 1993 (including the Company's WOSGI Subsidiaries (as defined in
Section 2.16) and the Company's AQLD facility); (c) any creation of a mortgage, pledge, security interest, encumbrance, lien or charge of any kind upon any properties or assets of the Company except in the ordinary course of business and consistent with prior practice and except with regard to any liens or encumbrances created pursuant to the Restated Westinghouse Debt (as defined below); (d) any material write-offs or write-downs of accounts receivable or other assets of the Company; (e) any material borrowings relating to the Company; (f) any damage, destruction or loss, which is not adequately covered by insurance, which could materially and adversely affect the Company; (g) any adoption or material modification of any Employee Benefit Plan (as defined in Section 2.11) made to, for or with any employees of the Company; (h) except with respect to the Employment Agreement of Norman J. Pattiz dated October 18, 1993 (the "Pattiz Agreement"), any material increase in compensation payable or to become payable by the Company to any of its employees or in benefits under any Employee Benefit Plan, in each case other than increases made in the ordinary course of business, and no severance payment has been made or promised to any such employees by the Company; (i) any material change in the method of allocation of expenses, liabilities or income of the Company or any other material change in the method of accounting or accounting practices of the Company; (j) any material amendment, termination, waiver or cancellation of any substantial right relating to the Company other than in the ordinary course of business; (k) any material capital expenditures or commitments relating to the Business for any addition to property, plant or equipment; (l) declaration, payment or set aside of any sum or property for any dividend or other distribution to its stockholders, purchase or redemption of any shares of its capital stock or any option, warrant or right to purchase any such capital stock or reclassified its capital stock; (m) any issuance of equity securities or securities convertible into or exchangeable for any equity securities of the Company, except with regard to the issuance of options to Mr. Pattiz in accordance with the terms of the Pattiz Agreement and options issued to employees of the Company in the ordinary course of business; (n) any transaction with an affiliate of the Company other than in the ordinary course of business and on terms no less favorable than could be obtained on an arm's-length basis; and (o) any agreement to take any action described in this
Section 2.8, other than borrowing agreements to obtain financing for the Acquisition. Since August 31, 1993, the Company has conducted its business in the ordinary course consistent with past practice.

                 2.9 No Undisclosed Liabilities. To the Company's best knowledge, as of August 31, 1993, there was no liability or obligation of the Company of any nature, whether absolute, accrued, contingent or otherwise, which, individually or in the aggregate, is material to the Company, other than liabilities and obligations reflected or reserved against on the balance sheet included in the quarterly report on Form 10-Q for the period ended August 31, 1993, liabilities and obligations not required by generally accepted accounting principles to be disclosed or reserved against on such balance sheet and liabilities and obligations relating to contracts not yet required to be performed as of August 31, 1993. Since August 31, 1993, the Company has not assumed or incurred any material liabilities or obligations, except liabilities or obligations assumed or incurred in the ordinary course of business consistent with past practice.

                 2.10 Taxes. To the Company's best knowledge, the Company has filed when due all federal, state, local and foreign tax returns required by applicable law to be filed with respect to the Company's operations and assets and paid all amounts set forth thereon; there is no action, suit, proceeding, investigation, audit or claim now pending against or with respect to the Company in respect of any tax or assessment, nor is any claim for additional tax or assessment asserted or, to the Company's best knowledge, threatened by any such authority; and all material tax liabilities with respect to the Company (including, without limitation, federal, state, local, foreign, and other income, franchise, capital stock, employee's income withholding, foreign pension withholding, social security, unemployment, disability, payroll, real property, personal property, sales, use, transfer, or other tax, plus any interest, penalties or other charges in respect of the foregoing) have been or will be paid for all periods up to and including August 31, 1993 or have been accrued, reserved against or reflected in the balance sheet included in the financial statements set forth in the Company's quarterly report on form 10-Q for the quarter ended August 31, 1993 (the "August Balance Sheet").

                 2.11 Compliance with Law. The Company is not in violation of any federal, state or local laws, ordinances, regulations or orders applicable thereto, including without limitation, any applicable building, zoning, health, sanitation, safety, labor relations or similar laws, ordinances, regulations or orders relating to the Company, except for violations which in the aggregate would not have a material adverse effect on the Company. To the best knowledge of the Company, the Company has not received any complaint from any governmental authority, and none is threatened, alleging that the Company has violated any such law, ordinance, regulation or order in such a manner as would have a material adverse effect on the Company. The Company owns and possesses all licenses, permits and other authorizations required by law in connection with the operation of its business, except for such licenses, permits and other authorizations the failure of which to own or possess, individually and in the aggregate, would not have a material adverse effect on the Company.

                 2.12 Employee Benefit Plans. Schedule 2.12 contains a complete list of all Employee Benefit Plans. To the best knowledge of the Company, the Company has timely made all contributions which it was required to make for each Employee Benefit Plan under the terms of such plan and applicable law and the provisions of such plan, and all benefit payments due and payable to plan participants under each Employee Benefit Plan have been made or are being appropriately processed. To the best knowledge of the Company, the Company is in all material respects in compliance with, and each Employee Benefit Plan complies in all material respects with, ERISA, and as of August 31, 1993, the Company had no material liability under any such Employee Benefit Plan which was not reflected OR RESERVED AGAINST on the August Balance Sheet or in the notes thereto. For the purposes hereof, the term "Employee Benefit Plans" includes all plans, funds, programs, policies, fringe benefits, perquisites, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, consultant, former consultant or present or former beneficiary, dependent or assignee of any such party, other than regular salary, wages, commissions or other compensation paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                 2.13 Employment, Severance and Termination Agreements. Except as set forth in Schedule 2.13, the Company is not a party to any executory employment, termination or severance pay agreement, contract or understanding with any employee or former employee. The transactions contemplated by this Agreement and the Other Agreements will not result in the acceleration, vesting or extension of, nor will it otherwise affect, the rights of any employee or former employee under any such agreement, contract or understanding, any award pursuant to any employee benefit or equity-based compensation plan, or any other compensatory arrangement. The Company has provided to the Purchaser true and complete copies or descriptions of all agreements, contracts and understandings listed in Schedule 2.13.

                 2.14 Environmental Laws and Regulations. To its best knowledge, the Company is in material compliance with, and has no material liability under, all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. To the best knowledge of the Company, (A) the Company has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years, and (B) there are no Claims (as defined below) against the Company relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any

Environmental Laws (as defined below), which may have a material adverse effect on the Company.

                 For purposes of this Section 2.14, the following terms shall have the following meanings:

                          (a)     "Hazardous Materials" shall mean asbestos,
petroleum products, underground tanks of any type and all other materials defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise listed or regulated pursuant to (collectively, the "Environmental Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as currently in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

                          (b)     "Claim" shall mean any and all claims,
demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expense incurred, assessed or sustained by or against the Company or any of its subsidiaries.

                 2.15     Transactions with Affiliates.  Except as set forth on
Schedule 2.15, no stockholder, director, officer or employee of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a five percent (5%) or more ownership interest in any corporation or other entity that is or was during the last one year a party to, or in any property which is or was the subject of, any material contract, agreement or understanding, business arrangement or relationship with the Company.

                 2.16 Westinghouse Debt. The obligations of the parties to that certain Amended and Restated Credit Agreement dated as of October 17, 1993 (the "Restated Westinghouse Debt") among Westwood One Stations Group, Inc., Radio & Records, Inc., Westwood One Stations-LA, Inc. (collectively, the "WOSGI Subsidiaries") and Westinghouse Electric Corporation is nonrecourse to the Company and all of its subsidiaries other than the WOSGI Subsidiaries, and no default or event of default under such indebtedness (other than with respect to the bankruptcy or insolvency of a WOSGI Subsidiary), or acceleration of such indebtedness following any such default or event of default, shall cause a default or event of default under any other indebtedness of the Company or any subsidiary of the Company other then the WOSGI Subsidiaries. The indebtedness under the Restated Westinghouse Debt is not secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on any of the properties or assets of the Company, other than assets of the WOSGI Subsidiaries and on the stock thereof.

                 2.17 Bank Debt. The Company's indebtedness for borrowed money, including any capital lease obligations incurred after the date of this Agreement (but specifically excluding capital lease obligations incurred prior to the date of this Agreement), guarantees and letters of credit and similar instruments, but not including the Company's 9% Convertible Senior Subordinated Debentures maturing 2002 and the Company's 6-3/4% Convertible Subordinated Debentures maturing 2011, does not exceed $15,000,000.

                 2.18 Brokers. The Company has paid or shall duly pay any brokerage commissions, investment banker fees or similar compensation in connection with the transactions contemplated by this Agreement which it has agreed to pay.

                 2.19 Disclosure. This Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they are made.


                                   Section 3
                  Representations and Warranties of Purchaser

                 Purchaser represents and warrants to the Company as follows:

                 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to carry out and otherwise perform its obligations hereunder.

                 3.2 Authorization and Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                 3.3 No Conflicts. The execution of this Agreement and the performance by Purchaser of the transactions contemplated hereby do not conflict with the terms of (a) Purchaser's Certificate of Incorporation or Bylaws or (b) any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which Purchaser is subject.

                 3.4 Investment Intent. Purchaser is acquiring the Securities for investment purposes only, and not with a present view for the resale thereof in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                 3.5 Unregistered Securities. Purchaser understands that the Securities have not been registered under the Securities Act and that, accordingly, the Securities will not be transferable except pursuant to an exemption from the registration and prospectus delivery requirement of the Securities Act or upon satisfaction of such requirement. Purchaser further acknowledges that the Securities will be subject to the transfer restrictions set forth in Section 6 below and further acknowledges and agrees that the instruments and certificates evidencing the Securities and each instrument or certificate issued in exchange therefor will bear a legend indicating such restriction on transfer.

                 3.6 Status and Knowledge. Purchaser represents to the Company that it is an "accredited investor" (as such term is defined in Rule 501 of Regulation D under the Securities Act). Purchaser acknowledges that it has been given the opportunity to ask questions and receive answers from the Company's officers and directors concerning the terms and conditions of the transactions contemplated hereby, the operations, financial condition and prospects of the Company and the accuracy of the information contained in any document provided to Purchaser by the Company.


                                   Section 4
                      Conduct of Business Pending Closing

                 From the date of this Agreement until the Closing, the Company covenants that, except as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), it shall either satisfy or cause to be satisfied the following:

                 4.1 Ordinary Course. The Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and shall promptly advise the Purchaser of any material, adverse change in the Company's financial condition or results of operations. The Company shall not take, or permit to be taken, any action described in Section
2.8 of this Agreement.

                 4.2 No Acquisitions. The Company shall not acquire or agree to acquire a substantial portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material in the aggregate to the Company.

                 4.3 No Dispositions. The Company shall not sell, lease or otherwise dispose of any assets except in the ordinary course of business consistent with past practice.

                 4.4 Employees. The Company shall not grant any material increase in the compensation payable to any of its employees or any material benefit increase in any Employee Benefit Plan, except for increases made in the ordinary course of business consistent with past practice.

                 4.5 Mortgages, Liens and Other Encumbrances. The Company shall not create, assume or incur any mortgage, lien, pledge or other encumbrance of any kind in respect of any property other than mortgages, liens, pledges or other encumbrances incurred in the ordinary course of business and other than liens and encumbrances created in connection with the Restated Westinghouse Debt.

                 4.6 Waiver of Rights. The Company shall not amend, terminate or waive any right of substantial value other than in the ordinary course of business consistent with past practice.

                 4.7 Material Agreements. The Company shall not enter into any lease for property or equipment or any agreement material to the Company, except in the ordinary course of business consistent with past practice.

                 4.8 Capital Expenditures. The Company shall not make or commit to any capital expenditures or commitments exceeding $100,000 in the aggregate.

                 4.9 Agreements. The Company shall not commit or agree, whether in writing or otherwise, to take any action prohibited by this Section 4.

                 4.10 Access by Infinity and the Purchaser. The Company agrees that each of Infinity and the Purchaser, and their designated representatives, attorneys, auditors and agents, shall have reasonable access following reasonable notice to the books of account, financial and corporate records, contracts, leases, tax returns, properties and other assets of the Company and to make copies of such corporate records, reports and other documents as they may request at any reasonable time during regular business hours prior to the Closing, and the Company agrees to use all reasonable efforts to cooperate with such persons in conducting such examination, except that none of Infinity, the Purchaser nor any of their designated representatives, attorneys, auditors and agents shall have access to information regarding advertisers, talent agreements or affiliation agreements. The Company's officers, employees and accountants will take such reasonable steps as may be necessary to furnish such additional financial and operating data and other information (subject to the exception in the previous sentence) as Infinity or the Purchaser may from time to time reasonably request. Each of Infinity and the Purchaser and their designated representatives, attorneys, auditors and agents shall keep all such information provided pursuant to this Section 4.10 or otherwise confidential pursuant to that certain letter agreement dated August 20, 1993, between the Company and Infinity regarding the confidentiality of information supplied by the Company to Infinity.

                 4.11 Copies of Filings, Etc. From the date of this Agreement until the Closing, the Company will deliver to the Purchaser, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to the holders of its publicly-traded securities, of all regular and periodic reports and all registration statements and prospectuses filed by the Company with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company or its subsidiaries.

                 4.12 No Solicitation. Except as contemplated by the terms of this Agreement, neither the Company nor any of its officers, directors, employees, affiliates, representatives or agents shall, directly or indirectly, solicit or authorize the solicitation of, or initiate discussions or negotiations with, or, except to the extent required by their fiduciary duties, participate in discussions or negotiations or otherwise cooperate in any way with or provide any information to any person concerning (a) the purchase, lease or other acquisition of all or a substantial portion of the assets of the Company, (b) the purchase of any of the shares of capital stock of the Company or (c) the merger, consolidation or other combination of the Company with another person.


                                   Section 5
                Conditions Precedent to Purchaser's Obligations

                 The obligation of Purchaser to purchase the Securities on the Closing Date, or at any time thereafter, is subject to the timely fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Purchaser and which if not waived shall relieve Purchaser of its obligation to purchase the Securities and permit Purchaser at its option to terminate this Agreement without any liability or obligation on the part of
Purchaser:

                 5.1 Accuracy of Representations and Warranties. The representations and warranties made or given by the Company in this Agreement or in any written instrument delivered to Purchaser pursuant to this Agreement shall be true, correct and complete in all material respects on the date hereof and on and as the Closing Date as though such representations and warranties were made and given on and as of the Closing Date; the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or prior to the Closing Date; and at the Closing, there shall be delivered to the Purchaser a certificate signed by authorized officers of the Company to such effect.

                 5.2 Compliance with Securities Laws. The offering, issuance and sale of the Securities under this Agreement shall comply with all applicable requirements of federal and state securities laws.

                 5.3 Legal Opinion. Purchaser shall have received the opinion of counsel to the Company in form and substance reasonably satisfactory to the Purchaser dated as of the Closing and covering such matters as may reasonably be requested thereby.

                 5.4 Closing of Acquisition. The Closing of the Acquisition shall have concurrently occurred and all conditions to the Seller's obligations thereunder shall have been satisfied or waived by the Seller.

                 5.5      Stockholder Approval.  The conditions set forth in
Section 5.8 of the Purchase Agreement shall have been satisfied.

                 5.6 HSR Act. All provisions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been complied with, and the waiting period thereunder shall have expired or terminated.

                 5.7 Certain Proceedings. The Purchaser shall be reasonably satisfied that the Company will incur no material liability directly or indirectly arising out of, relating to or in connection with the matters described in Item 3 of the 1992 10-K.

                 5.8 Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Purchaser.


                                   Section 6
               Conditions Precedent to the Company's Obligations

                 The obligation of the Company to sell the Securities on the Closing Date, or at any time thereafter, is subject to the timely fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company, and which if not waived shall relieve the Company of its obligation to sell the Securities, and permit the Company at its option to terminate this Agreement without any liability or obligation on its part:

                 6.1 Accuracy of Representations and Warranties. The representations and warranties made or given by Purchaser in this Agreement or in any written instrument delivered to the Company pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date as though such representations and warranties were made and given on and as of the Closing Date; and Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser on or prior to the Closing Date.

                 6.2 Reciprocal Conditions. The conditions set forth in Sections 5.2, 5.5 and 5.6 hereof shall have been satisfied or waived by the Company.

                 6.3 Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to the Company.

                 6.4 Closing of Acquisition. The Closing of the Acquisition shall have concurrently occurred and all conditions to the Company's obligations thereunder shall have been satisfied or waived by the Company.


                                   Section 7
                             Transfer Restrictions

                 The Shares, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") shall be subject to the following restrictions on transfer:

                 7.1 No Transfer. None of the Shares, the Warrant nor the Warrant Shares may be sold, transferred, pledged, hypothecated, assigned or otherwise encumbered or disposed of (collectively, a "Transfer") unless (a) the prior written consent of the Company has been obtained, (b) the Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or Rule 144A under the Securities Act or (c) the Purchaser shall have delivered to the Company a written opinion of legal counsel reasonably satisfactory to the Company and to the Company's legal counsel that an exemption from the registration requirements of the Securities Act is available and that the proposed Transfer would comply with all applicable federal and state securities laws. Any attempted Transfer that fails to comply with this Section 6.1 shall be null and void, ab initio.

                 7.2 Legend Requirement. Each of the Shares, the Warrant and the Warrant Shares shall bear a legend in substantially the following form:

                 THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITIES PURCHASE AGREEMENT BETWEEN THE HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS AVAILABLE AT THE ISSUER'S PRINCIPAL OFFICES, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE ENCUMBERED OR DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

So long as Section 8 of the Voting Agreement remains in effect, each of the Shares and the Warrant Shares shall also contain a legend setting forth the restrictions called for thereby.


                                   Section 8
                           Survival; Indemnification

                 8.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 2 and 3 of this Agreement shall survive the Closing hereunder and shall continue in effect, notwithstanding any investigation by or on behalf of any of the parties hereto, until the earlier to occur of (a) eighteen (18) months following the Closing and (b) ninety (90) days after the receipt by the Purchaser of the Company's audited financial statements for the fiscal year ended November 30, 1994 (the "Cutoff Date"), except that any representation or warranty which would otherwise terminate after the Cutoff Date shall survive until the final adjudication or settlement of any such matter if notice of any inaccuracy or breach thereof, including a reasonably detailed description of such alleged inaccuracy or breach, shall have been given in writing to the Company or the Purchaser, as the case may be, on or prior to the Cutoff Date.

                 8.2      General Indemnification.

                          (a)     Subject to the provisions of Section 8.1
above, the Company shall indemnify and hold harmless the Purchaser from and against, and shall reimburse the Purchaser on demand for, any claim, loss, liability, damage or expense, including reasonable attorneys' fees and costs of appeals (collectively, "Damages"), resulting from any material breach of any representation or warranty or agreement or covenant on the part of the Company under or pursuant to this Agreement. Notwithstanding the foregoing, the Company shall be responsible for any Damages claimed for any breach of any representation or warranty herein, or indemnification with respect thereto, only to the extent that the aggregate amount of such Damages claimed for all of such breaches exceeds $150,000. For purposes of the foregoing, the Purchaser's Damages in respect of any loss, liability, damage or expense suffered by the Company shall be (i) to the extent of the Set-Off Amount (as defined in the next sentence), the greater of (x) Purchaser's actual Damages and (y) 25% of the dollar amount of such Damages suffered by the Company, and (ii) to the extent of amounts in excess of the Set-Off Amount, Purchaser's actual Damages. "Set-Off Amount" shall mean the sum of all amounts paid or payable to the Company by Infinity or UCG as indemnity pursuant to Section 7.2(a) of the Purchase Agreement.

                          (b)     The Purchaser shall indemnify and hold
harmless the Company from and against, and shall reimburse such parties on demand for, any Damages resulting from any breach of any representation, warranty, agreement or covenant on the part of the Purchaser under or pursuant to this Agreement. Notwithstanding the foregoing, the Purchaser shall be responsible for any Damages claimed for any breach of any representation or warranty herein, or indemnification with respect thereto, only to the extent that the aggregate amount of such Damages claimed for all of such breaches exceeds $150,000, provided that the Purchaser's aggregate obligations under this Section 8.2(b) shall not exceed $15,000,000.

                          (c)     If a third party asserts a claim against any
indemnified party for which indemnification would be available under this
Section 8.2 hereof (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party; provided, however, that the failure to give such notice shall not affect the right of the indemnified party to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any Claim or take any other remedial action. The indemnifying party shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided, however, that in the event that the indemnified party reasonably determines in good faith that its interests with respect to such Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to retain separate counsel and to have its expenses reimbursed promptly with respect to such Claim. In addition, in the event that such indemnifying party, within a reasonable time after notice of any such Claim, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith and (ii) no settlement of such Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

                          (d)     The exclusive remedy available to a party
hereto in respect of the matters covered by subparagraphs (a) and (b) of this
Section 8.2 shall be to proceed in the manner and subject to the limitations contained in this Section 8.2.


                                   Section 9
                                 Miscellaneous

                 9.1 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand-delivered, transmitted via facsimile, deposited prepaid for next day delivery by Federal Express or other similar overnight courier, or mailed first class postage prepaid, registered or certified mail addressed as follows:

     (a)    If to the Company, to:         Westwood One, Inc.
                                           9540 Washington Boulevard
                                           Culver City, California 90232
                                           Attention:  Mr. Norman J. Pattiz
                                           Fax No.:  (310) 840-0834

     (b)    With a copy to:                Riordan & McKinzie
                                           5743 Corsa Avenue, Suite 116
                                           Westlake Village, California  91362
                                           Attention:  Lawrence C. Weeks, Esq.
                                           Fax No.:  (818) 706-2956

     (c)    If to Purchaser, to:           c/o Infinity Broadcasting Corporation
                                           600 Madison Avenue, 4th Floor
                                           New York, New York  10022
                                           Attention:  Mr. Farid Suleman
                                           Fax No.:  (212) 898-2959

     (d)    With a copy to:                Debevoise & Plimpton
                                           875 Third Avenue
                                           New York, New York  10022
                                           Attention:  Richard D. Bohm, Esq.
                                           Fax No.:  (212) 909-6836


Such notices, requests, consents and other communications shall for all purposes of this Agreement be treated as being effective or having been given, if delivered personally, upon delivery, if transmitted via facsimile, upon receipt of confirmation of transmission, if delivered by overnight courier, upon twenty-four (24) hours after deposit, or, if sent by mail, upon the earlier of actual receipt or the third day after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, and postage prepaid and addressed as set forth above.

                 9.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition of invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 9.3 Waiver and Amendment. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Company and the Purchaser.

                 9.4 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Neither party may assign its rights and obligations under this Agreement without the consent of the other party, except the Purchaser may assign such rights and obligations to any of its affiliates without any such consent.

                 9.5  Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

                 9.6 Entire Agreement. This Agreement, together with the Other Agreements, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior negotiations, agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

                 9.7 Counterparts. This Agreement may be executed in two counterparts with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.


                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


COMPANY:                             WESTWOOD ONE, INC.,
                                     a Delaware corporation




                                     By:     /s/ Norman J. Pattiz
                                           Name: Norman J. Pattiz
                                           Title: Chairman of the Board and
                                                    Chief Executive Officer


PURCHASER:                           INFINITY NETWORK INC.,
                                     a Delaware corporation




                                     By:     /s/ Mel Karmazin
                                           Name: Mel Karmazin
                                           Title: President